Exhibit 99.1
Joint Press Release — Korea
Dr. Young Shik Cho and IMI jointly announces a plan
to acquire a majority equity interest in Standard Diagnostics (SD)
Seoul, January 11, 2010 — Dr. Young Shik Cho and Inverness Medical Innovations Inc. (“Inverness”), a global leader in enabling individuals to take charge of their health at home through the merger of rapid diagnostics and health management, jointly announced a plan today to acquire a majority equity interest in Standard Diagnostics (“SD”), a leading innovator of rapid diagnostics in Korea. Dr. Cho is the Representative Director, President and CEO of SD, as well as its largest shareholder.
Inverness has commenced today a cash tender offer to acquire up to 75.79% of the issued shares of SD, and Dr. Cho announced he will tender 720,000 of his own shares in support of Inverness’ investment. Inverness’ obligation to purchase shares is, amongst other things, conditioned on the tender of at least 2,408,000 shares (inclusive of Dr. Cho’s 720,000), which is approximately 30.1% of the total shares issued as of January 8, 2010. If the minimum tender is achieved, Dr. Cho and IMI will collectively own more than 50% of SD.
The tender offer price is KRW 40,000, which represents a premium of over 33% of the 90-day trailing average (29,867 KRW) of SD’s share price. Shareholders may tender their shares from January 11, 2010 until February 1, 2010. The settlement date is February 8, 2010.
Dr. Cho stated, “This proposed transaction represents an enormous opportunity for current shareholders, in that they can lock in the recent rise in SD’s stock price and realize an immediate premium to the value of their SD shares. It also provides SD with the resources and support to continue its growth as a globally competitive leader in the field of disease diagnosis.” Upon successful completion of the tender offer, Dr. Cho would remain the President and CEO of SD.
“We look forward to working with Dr. Cho and his entire team at Standard Diagnostics,” said Ron Zwanziger, President and CEO of Inverness. “Inverness is committed to providing products and service to enable patients to take charge of their own health at home. Our vision for improving patient outcomes aligns closely with the vision of Dr. Cho and SD. We are excited about the opportunity to partner with Dr. Cho and continue to expand our global presence.”
Inverness has retained Daewoo Securities Co., Ltd. as its tender offer agent.
The tender offer is being made pursuant to Article 134, Paragraph 1 of the Financial Investment Services and Capital Markets Act of the Republic of Korea. A more comprehensive description of the tender offer can be found in the tender offer statement that will be filed with the Financial Services Commission of the Republic of Korea. When available, copies of an English translation of these documents can be obtained from the tender offer agent.
This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of SD. The tender offer is made only by the tender offer statement. Shareholders of SD are urged to read the relevant tender offer documents when they become available because they will contain important information that shareholders should consider before making any decision regarding tendering their shares.
About Inverness Medical Innovations
By developing new capabilities in near-patient diagnosis, monitoring and health management, Inverness Medical Innovations enables individuals to take charge of improving their health and quality of life at home. Inverness’ global leading products and services, as well as its new product development efforts, focus on infectious disease, cardiology, oncology, drugs of abuse and women’s health. Inverness is headquartered in Waltham, Massachusetts.
About Standard Diagnostics
Standard Diagnostics, Inc., listed on the KOSDAQ stock market since January 23, 2003, is a global player in the medical diagnostics’ industry. Its main products lines relate to diagnostics reagents or devices for hepatitis, infectious diseases, tumor markers, fertility, drugs of abuse, urine strips and protein strips. For more information on Standard Diagnostics visit www.standardia.com.
For inquiries, please contact:
News Communications
Soo Park at 82 2 6323 5000
Matilda Lee at 82 2 6323 5008
Cautionary Note Regarding Forward-Looking Statements:
This press release may contain forward-looking statements within the meaning of the United States federal securities laws, including statements regarding potential benefits and other results or effects of the tender offer. These statements reflect Inverness’ current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, increases in the price of SD shares, the possibility that no shares may be tendered, the possibility that conditions to the offer will not be satisfied, including the minimum share condition, the possibility of a competing offer, and the possibility that the anticipated benefits, including synergies, of the transaction will not be realized. Inverness undertakes no obligation to update any forward-looking statements.